Exhibit (3.1)

RESTATED CERTIFICATE OF INCORPORATION

OF

ECOLAB INC.

Ecolab Inc., a corporation duly organized and existing under the General Corporation Law of the State of Delaware, does hereby certify that:

1.        The name of the corporation is Ecolab Inc. (the “Corporation”). The original Certificate of Incorporation was filed on February 18, 1924, with the Delaware Secretary of State under the name of Economics Laboratory, Inc.

2.        This Restated Certificate of Incorporation only restates and integrates, and does not further amend, the provisions of the Corporation’s Restated Certificate of Incorporation, dated as of May 3, 2012 (the “Former Restated Certificate of Incorporation”), and there is no discrepancy between the provisions of the Former Restated Certificate of Incorporation and the provisions of this Restated Certificate of Incorporation.

3.        This Restated Certificate of Incorporation has been duly adopted by the Board of Directors of the Corporation in accordance with Section 245 of the General Corporation Law of the State of Delaware.

4.        This Restated Certificate of Incorporation shall be effective upon the filing of this Restated Certificate of Incorporation with the Secretary of State of the State of Delaware.

5.        The Restated Certificate of Incorporation of the Corporation is hereby restated and integrated in its entirety to read as follows:

ARTICLE I

The name of the Corporation is Ecolab Inc.

ARTICLE II

The purposes of the Corporation are to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware, and without limiting the foregoing, to hold shares of the capital stock of other corporations and to engage in services of all kinds, and produce, manufacture, develop, construct, transport, buy, hold, sell and generally deal in products, materials and property, both tangible and intangible.

ARTICLE III

The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is eight hundred fifteen million (815,000,000) consisting of eight hundred million (800,000,000) shares of Common Stock of the par value of One Dollar ($1.00) per share and fifteen million (15,000,000) shares of Preferred Stock without par value. The number of authorized shares of any class of capital stock may be increased or decreased by the affirmative vote of the holders of a majority of capital stock of the Corporation entitled to vote.

The Board of Directors of the Corporation is granted full and complete authority to fix by resolution or resolutions the designation, and the powers, preferences and rights of the Preferred Stock and any series thereof, and the qualifications, limitations or restrictions on such powers, preferences and rights.

No stockholder shall have any preemptive right to subscribe to an additional issue of capital stock or to any security convertible into such capital stock.

ARTICLE IV

The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors. Except to the extent prohibited by law, the Board of Directors shall have the right (which, to the extent exercised, shall be exclusive) to establish the rights, powers, duties, rules and procedures (a) that from time to time shall govern the Board of Directors and each of its members including without limitation the vote required for any action by the Board of Directors, and (b) that from time to time shall affect the directors’ power to manage and direct the business and affairs of the Corporation; and Article V notwithstanding, no By-Law shall be adopted by the stockholders of the Corporation which shall impair or impede the implementation of the foregoing.

The Board of Directors shall consist of a number of directors, which number shall be determined from time to time exclusively by the Board of Directors pursuant to a resolution adopted by affirmative vote of a majority of the entire Board of Directors. All directors shall be elected for a one-year term expiring at the next annual meeting of stockholders and until the election and qualification of their respective successors in office.

Notwithstanding the foregoing, whenever the holders of any one or more classes or series of Preferred Stock shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of the applicable designation of the powers, preferences and rights made pursuant to Article III.

Subject to the rights of the holders of any class or series of the then outstanding capital stock of the Corporation entitled to vote generally in the election of directors, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause may be filled only by a majority vote of the directors then in office, though less than a quorum, and directors so chosen shall hold office for a term expiring at the next annual meeting of stockholders and until the election and qualification of their respective successors in office. No decrease in the number of authorized directors constituting the entire Board of Directors shall shorten the term of any incumbent director. Any director, or the entire Board of Directors, may be removed from office at any time, with or without cause.

No director or officer of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law of Delaware as the same exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director or officer of the Corporation for or with respect to any acts or omissions occurring prior to such amendment, modification or repeal.

ARTICLE V

The Board of Directors may from time to time, by vote of a majority of its members, alter, amend or rescind all or any of the By-Laws of the Corporation, as permitted by law, subject to the power of the stockholders to change or repeal such By-Laws.

ARTICLE VI

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Restated Certificate of Incorporation on this 8th day of May, 2025.

ECOLAB INC.

By:	/s/ Jandeen M. Boone
Name: Jandeen M. Boone
Title: Executive Vice President,
General Counsel and Secretary